Exhibit 99.1

CMS ENERGY ANNOUNCES AGREEMENT TO SETTLE DERIVATIVE LAWSUIT

JACKSON, Mich., July 8, 2005 – CMS Energy (NYSE: CMS) announced today that it has reached an agreement to settle a shareholder derivative lawsuit linked to round-trip energy trading.

S. Kinnie Smith Jr., CMS Energy’s vice chairman and general counsel, said the settlement, which remains subject to court approval, represents another milestone in the Company’s ongoing efforts to resolve the legal issues stemming from a subsidiary’s round-trip trading.

“This agreement eliminates a major legal and business uncertainty for CMS Energy and its shareholders and moves us a step closer to writing the final chapter on an unfortunate period in the Company’s history,” Smith said. He noted the settlement agreement was approved by the Board of Directors’ Special Litigation Committee and that the members of that committee joined the Board after the round-trip trading was discontinued.

An individual shareholder filed the lawsuit, purportedly on behalf of the Company, in November 2003. The lawsuit claimed certain current and former CMS Energy officers and directors had breached their fiduciary duties in connection with round-trip trading and related internal controls.

CMS Energy disclosed in May 2002 that certain employees of a Texas-based subsidiary had engaged in round-trip or “wash” energy trades to raise the subsidiary’s profile as an energy marketer with the goal of enhancing its ability to market its services. The Company restated its financial reports for 2000 and 2001 to eliminate all revenues and expenses from the round-trip trades, exited the wholesale energy trading business, closed the subsidiary’s Texas office, and phased out most of its remaining operations. It reached a settlement on these matters with the U.S. Securities and Exchange Commission without paying any fine.

Under the terms of the agreement to settle the shareholder derivative lawsuit:

•	CMS Energy will receive $12 million under the Company’s directors and officers liability insurance program.

•	The Company will use $7 million of that to pay costs arising out of a securities class action lawsuit related to round-trip energy trading and internal controls. That lawsuit is pending in federal court in Michigan

•	CMS Energy also may pay for related attorneys’ fees and expenses arising out of the derivative proceeding from the remaining $5 million.

The agreement also reflects CMS Energy’s implementation of a number of corporate governance changes to foster greater transparency, update its employee compliance and ethics guidelines, and increase oversight by the independent members of the Board of Directors. As previously announced, CMS Energy has:

•	Appointed a Chief Compliance Officer to ensure compliance with all applicable laws and regulations and act as an interface for employees who have questions about business conduct

•	Implemented a new Code of Conduct and Statement of Ethics, with related training, for all Company employees

•	Established a clearer procedure for employees, shareholders or third parties to report anonymously concerns about behavior that may be unethical or illegal, including perceived accounting irregularities

•	Retained one of the “Big Four” independent accounting firms to handle the Company’s internal audit function

•	Named an independent presiding director for executive sessions of the Board of Directors

•	Split the roles of Chairman of the Board and Chief Executive Officer

Robert Weiser, an attorney for the shareholder who brought the suit, commended CMS Energy for strengthening its corporate governance. “CMS Energy has made a substantial commitment to its shareholders. The policies adopted by the Company make it a national leader in the area of corporate governance. CMS Energy shareholders should be proud of the steps the Company’s Board of Directors has taken,” he said.

The agreement to settle the shareholder derivative lawsuit includes no admission of liability by CMS Energy or any of the officers and directors named in the suit.

The agreement has been submitted to a Jackson County, Michigan, circuit court for approval. The court already has approved the forms of shareholder notice and scheduled a hearing for final approval of the settlement for 3 p.m. on Aug. 26, 2005. Judge Edward J. Grant will conduct the hearing at the Jackson County Circuit Courthouse, 312 South Jackson Street, Jackson, Michigan 49201.

The agreement and accompanying legal documents, including the forms of shareholder notice, are included in a Form 8-K that the Company is filing today with the U.S. Securities and Exchange Commission. The filing will be available at the Company’s website at www.cmsenergy.com/invest, under “SEC Filings.” A shareholder notice announcing the proposed settlement also will be published in several major newspapers.

CMS Energy is an integrated energy company, which has as its primary business operations an electric and natural gas utility, natural gas pipeline systems, and independent power generation.

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For more information on CMS Energy, please visit our web site at: www.cmsenergy.com

Media Contacts: Jeff Holyfield, 517/788-2394 or Dan Bishop, 517/788-2395

Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590